Exhibit 99.1
American Spectrum Realty Obtains $6M in New Working Capital Financing

HOUSTON--(BUSINESS WIRE)--January 6, 2014--American Spectrum Realty, Inc. (NYSE MKT: AQQ) – a real estate investment, management and leasing company – today announced that it had obtained a new working capital loan of $6 million.

“These funds allow us to invest in managing the assets of a recently-acquired portfolio of real property, acquire additional properties and portfolios to manage as well as to invest in improving properties for investor/partners in our legacy portfolio,” according to William J. Carden, American Spectrum’s CEO.

Dunham & Associates Holdings, Inc. has agreed to loan $6 million to American Spectrum Dunham Properties LLC, a wholly-owned subsidiary of American Spectrum Realty, Inc. The first tranche in the amount of $3 million was advanced on January 3, 2014. A second $3 million advance will be made within 90 days. The five year interest-only loan bears simple interest at 8% per annum during the first year and 12% per annum for remainder of the term. All accrued interest and unpaid principal outstanding is due in full in five years.

American Spectrum Realty, Inc. issued to Dunham & Associates Holdings, Inc. five-year warrants exercisable for 600,000 shares of its common stock at a price per share of $2.00 for arranging the loan.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial self-storage, retail and multi-family properties throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients. American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling 10 million square feet in multiple states. Website: www.americanspectrumrealty.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Elisa Grainger, CFO
949-825-6409
egrainger@americanspectrum.com